For Ministry Use Only
À l'usage exclusif du ministère

Ontario Corporation Number
Numéro de la compagnie en Ontario

872456

Ministry of Consumer and Commercial Relations
Ministère de la Consommation et du Commerce

CERTIFICATE
This is to certify that these articles are effective on

CERTIFICAT
Ceci certifie que les présents statuts entrent en vigueur le

JANUARY 15 JANVIER, 1990

Director
Companies Branch

Le Directeur
Direction des compagnies

Trans Code	Line No.	Stat	Corp Type	Method Incorp.
A	0	0	A	3

Share	Notice Req'd	Jurisdiction
S	N	ONTARIO

ARTICLES OF INCORPORATION
STATUTS CONSTITUTIFS

Form 1
Business Corporations Act, 1982

Formule numéro 1
Loi de 1982 sur les compagnies

1. The name of the corporation is: *Dénomination sociale de la compagnie:*

CREEMORE STAR PRINTING INC.

2. The address of the registered office is: *Adresse du siège social:*

3 Caroline Street
(Street & Number or R.R. Number & if Multi-Office Building give Room No.)
(Rue et numéro ou numéro de la R.R. et, s'il s'agit d'un édifice à bureaux, numéro du bureau)

Creemore, Ontario — L0M 1G0
(Name of Municipality or Post Office) *(Nom de la municipalité ou du bureau de poste)* — (Postal Code) *(Code postal)*

Village of Creemore in the *dans le/la* County of Simcoe
(Name of Municipality, Geographical Township) *(Nom de la municipalité, du canton)* — (County, District, Regional Municipality) *(Comté, district, municipalité régionale)*

3. Number (or minimum and maximum number) of directors is: *Nombre (ou nombres minimal et maximal) d'administrateurs:*

minimum - one
maximum - five

4. The first director(s) is/are: *Premier(s) administrateur(s):*

First name, initials and surname *Prénom, initiales et nom de famille*	Residence address, giving street & No. or R.R. No. or municipality and postal code. *Adresse personnelle, y compris la rue et le numéro, le numéro de la R.R. ou, le nom de la municipalité et le code postal*	Resident Canadian State Yes or No *Résident Canadien Oui/Non*
ALLAN ROSS BUMSTEAD	85 Doran Road Midhurst, Ontario L0L 1X0	Yes

any) attaching to each class of shares and directors authority with respect to any class of shares which may be issued in series:

rattachés à chaque catégorie d'actions et pouvoirs des administrateurs relatifs à chaque catégorie d'actions qui peut être émise en série:

(1) The holders of the preference shares shall in each year in the discretion of the directors, but always in preference and priority to any payment of dividends on the common shares for such year, be entitled, out of any or all profits or surplus available for dividends, to non-cumulative dividends at the rate of ten percent (10%) per annum on the amount paid up on the preference shares; if in any year, after providing for the full dividend on the preference shares, there shall remain any profits or surplus or any part thereof may, in the discretion of the directors, be applied to dividends on the common shares; the holders of the preference shares shall not be entitled to any dividend other than or in excess of the non-cumulative dividends at the rate of ten percent (10%) per annum hereinbefore provided for;

(2) The preference shares shall rank, both as regards dividends and repayment of capital, in priority to all other shares of the Company but shall not confer any further right to participate in profits or assets;

(3) The company may, upon giving notice as hereinafter provided, redeem the whole or any part of the preference shares on payment for each share to be redeemed of the amount paid up thereupon, together with a premium of ten percent (10%) thereof plus all dividends thereon and unpaid whether declared or undeclared; not less than thirty (30) days' notice in writing of such redemption shall be given by mailing such notice to the registered holders of the shares to be redeemed, specifying the date and place or places or redemption; if notice of any such redemption be given by the Company in the manner aforesaid and an amount sufficient to redeem the share be deposited with any trust company or chartered bank in Canada, as specified in the notice, on or before the date fixed for redemption, dividends on the preference shares to be redeemed shall cease after the date so fixed for redemption, and the holders thereof shall thereafter have no rights against the Company in respect thereof, except upon the surrender of certificates for such shares, to receive payment therefor out of the moneys so deposited;

(4) The company may, at any time and from time to time, purchase for cancellation the whole or any part of the preference shares at the lowest price at which, in the opinion of the directors, such shares are obtainable but not exceeding the amount paid up thereon, together with all dividends declared thereon and unpaid;

(5) In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the preference shares shall be entitled to receive, before any distribution of any part of the assets of the Company among the holders of any shares, the amount paid up thereon and any dividends declared thereon and unpaid and no more.

(6) The holders of the preference shares shall not, as such, have any voting rights for the election of directors or for any other purpose nor shall they be entitled to attend shareholders' meetings unless and until the Company shall fail, for a period of two (2) consecutive years, to pay the dividend on the preference shares, whereupon and whenever the same shall, until dividends aggregating ten percent (10% per annum have been paid on the preference shares for two (2) consecutive years, be entitled to attend all shareholders' meetings and shall have one (1) vote thereat for each preference share then held by them respectively; holders of preference shares shall, however, be entitled to notice of meetings of shareholders called for the purpose of authorizing the dissolution of the Company or the sale of its undertaking or a substantial part thereof; holders of common shares shall be entitlted to one (1) vote for each common share held by them at all shareholders' meetings; and

(7) The authorization for an application for the issue of articles of amendment to delete or vary any preference, right, condition, restriction, limitation or prohibitation attaching to the preference shares or to create preference shares ranking in priority to or on a parity with the preference shares, in addition to the authorization by a special resolution, may be given by at least two-thirds (2/3) of the votes cast at a meeting of the holders of the preference shares duly called for that purpose.

restricted and the restrictions (if any) are as follows: *pas restreinte. Les restrictions, s'il y a lieu, sont les suivantes:*

The right to transfer shares of the Corporation shall be restricted in that no shareholder shall be entitled to transfer any share or shares of the Corporation without either:

(a) the express consent of the holders of at least sixty-six and two-thirds (66-2/3%) percent of the common shares of the Corporation for the time being outstanding expressed by a resolution passed at a meeting of such shareholders or by an instrument or instruments in writing signed by the holders of at least sixty-six and two-thirds (66-2/3%) percent of the common shares of the Corporation for the time being outstanding, or

(b) the express consent of the directors of the Corporation expressed by a resolution passed at a meeting of the Board of Directors or by an instrument or instruments in writing signed by a majority of the directors.

(1) The number of shareholders of the Corporation exclusive of persons who are in its employment and exclusive of persons who having been formerly in the employment of the Corporation were while in that employment and having continued after the termination of that employment to be shareholders of the Corporation, is limited to not more than fifty (50) two or more persons who are joint registered owners of one or more shares being counted as one shareholder.

(2) Any invitation to the public to subscribe for the shares of the Corporation is hereby prohibited.

(3) Subject to the provisions of the Business Corporations Act the Corporation may purchase any of its issued common shares.

... powers the corporation may exercise.

... commerciales ou aux pouvoirs de la compagnie.

Nil

6. The classes and any maximum number of shares that the corporation is authorized to issue.

Catégories et nombre maximal, s'il y a lieu, d'actions que la compagnie est autorisée à émettre:

The Corporation may issue an unlimited number of common shares and an unlimited number of special shares.

First name, initials and surname or corporate name *Nom et adresse des fondateurs* *Prénom, initiale et nom de famille ou dénomination sociale*	Full residence address or address of registered office or of principal place of business giving street & No. or R.R. No., municipality and postal code *Adresse personnelle au complet, adresse du siège social ou adresse de l'établissement principal, y compris la rue et le numéro, le numéro de la R.R., le nom de la municipalité et le code postal*
ALLAN ROSS BUMSTEAD	85 Doran Road Midhurst, Ontario L0L 1X0

These articles are signed in duplicate

Les présents statuts sont signés en double exemplaire.

Signatures of incorporators
(Signature des fondateurs)

ALLAN ROSS BUMSTEAD